Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of BioSpecifics Technologies Corp. on Form S-8 (No. 333-160583) of our reports dated March 14, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and the effectiveness of BioSpecifics Technologies Corp.’s internal control over financial reporting as of December 31, 2017, which reports are included in this Annual Report on Form 10-K to be filed on or about March 14, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 14, 2018